Exhibit 99.1

JetPay® Corporation Reports Second Quarter Results

Reports Net Income of $1.5 million and Second Quarter Revenue growth of 12.6%

Allentown, PA – August 9, 2018 – JetPay® Corporation (“JetPay” or the “Company”) (NASDAQ: “JTPY”) announced financial results for the second quarter and six months ended June 30, 2018.

Financial Highlights

•	Net Income before accretion of convertible preferred stock was $1.5 million for the three months ended June 30, 2018, as compared to a loss of $(1.2) million in the same period in 2017.

•	Revenues increased 12.6%, or $1.7 million, to $15.2 million for the three months ended June 30, 2018 as compared to $13.5 million for the same period in 2017, and increased 11.0% to $31.1 million for the six months ended June 30, 2018, an increase of $3.1 million from $28.0 million in the same period in 2017.

•	Revenues within our Payment Services Segment increased 12.9%, or $1.3 million, to $11.0 million for the three months ended June 30, 2018 as compared to $9.8 million for the same period in 2017, and increased 13.6% to $21.4 million for the six months ended June 30, 2018, an increase of $2.6 million from $18.9 million for the same period in 2017.

•	Revenues within our HR & Payroll Services Segment increased $455,000, or 12.1%, to $4.2 million in the three months ended June 30, 2018, as compared to $3.8 million for the same period in 2017, and increased 5.6% to $9.7 million for the six months ended June 30, 2018, an increase of $514,000, from $9.2 million for the same period in 2017. Under former ASC Topic 605, as discussed below, revenues in the HR & Payroll Services Segment would have increased 12.6%. This organic growth is primarily the result of increased revenues from our Workforce Today® product, a full suite human capital management solution, highly desirable by mid-size and larger employers.

•	Consolidated gross profit increased 18.3% to $6.8 million, or 44.3% of revenues, for the three months ended June 30, 2018, up from $5.7 million, or 42.2% of revenues, for the same period in 2017, and up 13.5% or $1.7 million to $14.5 million, or 46.6% of revenues, for the six months ended June 30, 2018, up from $12.8 million, or 45.6% of revenues, for the same period in 2017.

•	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) were $3.1 million and $70,000 for the second quarter of 2018 and 2017, respectively, and $4.5 million and $2.3 million for the six month periods ended June 30, 2018 and 2017, respectively. EBITDA, adjusted for non-recurring and non-cash items (“adjusted EBITDA”- see Non-GAAP financial measures definition and reconciliation of operating income (loss) to EBITDA and adjusted EBITDA below) was $1.6 million and $1.3 million for the second quarter of 2018 and 2017, respectively, and $4.0 million for the six months ended June 30, 2018, as compared to $3.8 million for the same period in 2017. The increase in EBITDA of 93.5% for the first six months of 2018 vs. 2017 was directly related to the Company’s April 30, 2018 settlement against Valley National Bank, which contributed an incremental $2.2 million of EBITDA, in addition to organic growth in both the Company’s Payment Services and HR & Payroll Services operations.

•	The ratio of our total debt to total capitalization, which consists of total debt of $15.3 million and common stock subject to possible redemptions, convertible preferred stock and stockholders’ equity totaling $64.5 million, was 19.2% at June 30, 2018, an improvement from 20.5% at December 31, 2017 when our total debt was $16.1 million. As of June 30, 2018, we had positive working capital of $1.6 million.

•	As originally noted in our first quarter 2018 results announcement, JetPay adopted the new Accounting Standards requirements of ASU 2014-09, Revenue from Contracts with Customers (“ASC Topic 606” or “ASC 606”), replacing ASC Topic 605, Revenue Recognition. The Company adopted the requirements of ASC 606 on January 1, 2018 using the full retrospective method, which required both the current and prior reporting periods to be presented under the same methodology. Accordingly, the June 30, 2017 and December 31, 2017 financial statements and related disclosures within this press release and within our Form 10-Q are presented on an “As Adjusted” basis.

The adoption of ASC 606 had several significant impacts on JetPay financial statements and results, including:

▪	Under ASC 606, the Company reflects revenues net of certain fees that the Company pays to third parties, including interchange, which is earned by the cardholder’s issuing bank, and dues and assessments, which are earned by the credit card associations. This change in presentation will have no effect on the reported amount of operating income or gross profit; however, the Company’s total revenues and cost of revenues for the three and six months ended June 30, 2017 is each lower by $5.2 million and $10.4 million, respectively.

▪	Under ASC 606, the timing of recognition of certain revenue streams, including Form W-2 and annual and quarterly tax filing revenues, has changed from when delivery has occurred or services have been rendered to when a customer takes control of the good or service. This change in the timing of revenue recognition resulted in a decrease in revenues of $15,000 for the three months ended June 30, 2017 and an increase in revenues of $728,000 for the six months ended at June 30, 2017.

▪	Under ASC 606, certain incremental direct costs of obtaining a contract, primarily inside commission costs, are deferred and recognized ratably over the estimated terms of the Company’s customer relationships. This change in the timing of commission recognition results in a reduction of commission expenses of $160,000 and $308,000 for the three and six months ended June 30, 2017, respectively.

News Highlights

•	Launched JetPay’s SmartComply product to assist employers who may not need JetPay’s full WorkforceToday® Human Capital Management product, but desire select elements for their particular industry. Combined with JetSource, JetPay’s tool for recruiting and onboarding employees, JetPay has expanded its product line to meet the needs of employers of all sizes.

•	Boarded over 600 new merchants to date under the State of Illinois contract, including the Chicago Public Schools. Remainder continues to roll out through the rest of 2018 and 1st Quarter of 2019.

•	Added more than 30 new partners (ISVs, ISOs, Agents, Financial Institutions) through mid-year 2018, and have boarded more than 2,000 new merchants so far in 2018 – almost as many as the full year 2017.

“We are excited to announce our first quarterly positive net income in recent years. While this was partially due to the legal recovery from Valley National Bank, our revenue growth in the second quarter of 2018 was strong and consistent with our revenue and margin growth expectations,” stated Diane (Vogt) Faro, CEO of JetPay Corporation. “Without the legal recovery and if we exclude other one-time items, we would have posted a positive net income for the first six months of 2018. Our results reflect the investments we made in people, products and infrastructure as we continue to be successful in executing our plan of developing key partnerships and identifying strategic initiatives. We feel confident that we will continue to deliver solid double-digit revenue growth over the next several quarters. We remain very optimistic about the future of JetPay." Ms. Faro added.

Second Quarter 2018 Compared to Second Quarter 2017 (As Adjusted)

Revenues were $15.2 million for the three months ended June 30, 2018, compared to $13.5 million for the same period in 2017. Revenues for the Payment Services Segment increased $1.3 million, or 12.9%, for the three months ended June 30, 2018, compared to the same period in 2017. This increase related to organic growth in our Government and Utilities, e-Commerce, and ISO/ISV sectors, including an increase in revenues in our JetX discount for cash product. Revenues for the HR & Payroll Services Segment increased $455,000, or 12.1%, for the three months ended June 30, 2018, as compared to the same period in 2017. This increase was attributable to increased demand for our full-suite, human capital management services.

Gross profit for the three months ended June 30, 2018 was $6.8 million, compared to $5.7 million for the same period in 2017. The $1.1 million, or 18.3%, increase was related to revenue growth within both the Payment Services Segment and the HR & Payroll Services Segment. Operating income for the three months ended June 30, 2018 was $2.2 million, compared to a loss of $(796,000) for the same period in 2017. Operating income includes depreciation and amortization expense of $1.2 million and $1.1 million for the three months ended June 30, 2018 and 2017, respectively. The increase in operating income was impacted by the organic growth in both our Payment Services and HR & Payroll Services operations as well as the favorable settlement against Valley National Bank on April 30, 2018 which contributed an incremental $2.2 million of operating income in the second quarter of 2018.

Net income for the three months ended June 30, 2018 was $1.5 million or a net loss applicable to common stockholders of $(1.5) million after accretion of convertible preferred stock of $3.0 million, compared to a net loss of approximately $(1.2) million, or a net loss applicable to common stockholders of $(3.8) million after accretion of convertible preferred stock of $2.7 million for the same period in 2017. The increase in net income was primarily related to the increase in operating income described above.

First Six Months of 2018 Compared to First Six Months of 2017 (As Adjusted)

Revenues were $31.1 million for the six months ended June 30, 2018, compared to $28.0 million for the same period in 2017. Revenues for the Payment Services Segment increased $2.6 million, or 13.6%, for the six months ended June 30, 2018, compared to the same period in 2017. This increase related to organic growth in our Government and Utilities, e-Commerce, and ISO/ISV sectors, including an increase in revenues in our JetX discount for cash product. Revenues for the HR & Payroll Services Segment increased $514,000, or 5.6%, for the six months ended June 30, 2018, as compared to the same period in 2017. This increase was attributable to increased demand for our full-suite, human capital management services. The growth within the HR & Payroll Services Segment was negatively impacted by the adoption of ASC Topic 606. Under former ASC Topic 605, revenues in the HR & Payroll Services Segment would have increased 12.6%.

Gross profit for the six months ended June 30, 2018 was $14.5 million, compared to $12.8 million for the same period in 2017. The $1.7 million, or 13.5%, increase was related to revenue growth within both segments. Operating income for the six months ended June 30, 2018 was $2.5 million, compared to $274,000 for the same period in 2017. Operating income includes depreciation and amortization expense of $2.4 million and $2.2 million for the six months ended June 30, 2018 and 2017, respectively. The increase in operating income was partially related to organic growth in the Payment Services and HR & Payroll Services Segments, as well as the Company’s favorable settlement against Valley National Bank on April 30, 2018 which contributed an incremental $2.2 million of operating income in the second quarter of 2018, partially offset by a $450,000 legal settlement, and an increase in professional fees for non-repetitive matters of $675,000.

Net income for the six months ended June 30, 2018 was $1.1 million, or a net loss applicable to common stockholders of $(4.8) million, after accretion of convertible preferred stock of $6.0 million, compared to a net loss of approximately $(500,000), or a net loss applicable to common stockholders of $(5.3) million after accretion of convertible preferred stock of $4.8 million. The increase in net income was primarily related to the increase in operating income described above.

Conference Call

JetPay will conduct a conference call on Thursday, August 16, 2018 at 9:00 AM EST (6:00 AM PST) to discuss these results and conduct a question and answer session. The participant conference call number is (855) 446-8217 (International Dial-In (509) 960-9039), conference ID: 1789928. There will also be access to a digital recording of the teleconference by calling (855) 859-2056 and entering the conference ID: 1789928. This will be available from two hours following the teleconference until Thursday, August 30, 2018.

About JetPay Corporation

JetPay Corporation, based in Allentown, PA, is a leading provider of vertically integrated solutions for businesses including card acceptance, processing, payroll, payroll tax filing, human capital management services, and other financial transactions. JetPay provides a single vendor solution for payment services, debit and credit card processing, ACH services, and payroll and human capital management needs for businesses throughout the United States. The Company also offers low-cost payment choices for the employees of these businesses to replace costly alternatives. The Company's vertically aligned services provide customers with convenience and increased revenues by lowering payments-related costs and by designing innovative, customized solutions for internet, mobile, and cloud-based payments. Please visit www.jetpay.com for more information on what JetPay has to offer or call 866-4JetPay (866-453-8729).

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, EBITDA and adjusted EBITDA, as defined in Regulation G of the Securities and Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with financial measures it uses in the management of its business. The Company defines EBITDA as operating income (loss), before interest, taxes, depreciation, amortization of intangibles, and non-cash changes in the fair value of contingent consideration liability. The Company defines adjusted EBITDA as EBITDA, as defined above, plus certain non-recurring items, including certain legal and professional costs for non-repetitive matters, legal settlements, non-cash stock option costs, and non-cash losses on the disposal of fixed assets. These measures may not be comparable to similarly titled measures reported by other companies. Management uses EBITDA and adjusted EBITDA as indicators of the Company’s operating performance and ability to fund acquisitions, capital expenditures and other investments and, in the absence of refinancing options, to repay debt obligations. Management believes EBITDA and adjusted EBITDA are helpful to investors in evaluating the Company’s operating performance because non-cash costs and other items that management believes are not indicative of its results of operations are excluded. EBITDA and adjusted EBITDA are supplemental non-GAAP measures, which have limitations as an analytical tool. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Non-GAAP financial measures do not reflect a comprehensive system of accounting, may differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. For a description of our use of EBITDA and adjusted EBITDA and a reconciliation of EBITDA and adjusted EBITDA to operating income (loss), see the section of this press release titled “EBITDA and adjusted EBITDA Reconciliation.”

EBITDA and adjusted EBITDA Reconciliation (Unaudited)

(000’s omitted)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
		(As Adjusted)		(As Adjusted)

Operating income (loss)	$2,174	$(796)	$2,462	$274
Change in fair value of contingent consideration liability	(320)	(257)	(357)	(183)
Amortization of intangibles	848	875	1,696	1,749
Depreciation	374	248	687	479

EBITDA	$3,076	$70	$4,488	$2,319

Professional fees for non-repetitive matters	524	142	891	216
Legal settlements	(2,175)	747	(1,725)	747
Non-cash stock based compensation	168	200	363	384
Non-cash loss on disposal of fixed asset	-	110	8	110

Adjusted EBITDA	$1,593	$1,269	$4,025	$3,776

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. JetPay’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside JetPay’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, those described under the heading “Risk Factors” in the Company’s Annual Report filed with the Securities and Exchange Commission (“SEC”) on Form 10-K for the fiscal year ended December 31, 2017, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K.

JetPay cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in JetPay’s most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning JetPay or other matters and attributable to JetPay or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. JetPay cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. JetPay does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contacts

JetPay Corporation	JetPay Corporation
Peter B. Davidson	Gregory M. Krzemien
Vice Chairman and Corporate Secretary	Chief Financial Officer
(610) 797-9500	(610) 797-9500
Peter.Davidson@jetpaycorp.com	gkrzemien@jetpaycorp.com

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JetPay Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share information)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
		(As Adjusted)		(As Adjusted)

Revenues	$15,239	$13,529	$31,110	$28,026
Cost of revenues	8,481	7,816	16,619	15,256

Gross profit	6,758	5,713	14,491	12,770

Selling, general and administrative expenses	5,857	4,896	11,728	9,704
Settlement of legal matters	(2,175)	747	(1,725)	747
Change in fair value of contingent consideration liability	(320)	(257)	(357)	(183)
Amortization of intangibles	848	875	1,696	1,749
Depreciation	374	248	687	479

Operating income (loss)	2,174	(796)	2,462	274

Other expenses (income)
Interest expenses	269	276	536	571
Non-cash interest costs	32	33	66	67
Other income	(9)	(5)	(15)	(7)

Income (loss) before income taxes	1,882	(1,100)	1,875	(357)

Income tax expense	370	81	734	143

Net income (loss)	1,512	(1,181)	1,141	(500)
Accretion of convertible preferred stock	(3,025)	(2,652)	(5,970)	(4,775)

Net loss applicable to common stockholders	$(1,513)	$(3,833)	$(4,829)	$(5,275)

Basic and diluted loss per share applicable to common stockholders	$(0.10)	$(0.25)	$(0.31)	$(0.33)

Weighted average shares outstanding:
Basic and diluted	15,408,772	15,588,984	15,502,023	16,134,808

JetPay Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2018	December 31, 2017
ASSETS	(Unaudited)	(As Adjusted)
Current assets:
Cash	$8,676	$6,824
Restricted cash	1,906	1,905
Accounts receivable, less allowance for doubtful accounts	3,997	5,269
Settlement processing assets and funds	50,215	52,116
Prepaid expenses and other current assets	1,495	1,725
Current assets before funds held for clients	66,289	67,839
Funds held for clients	47,456	49,288
Total current assets	113,745	117,127
Property and equipment, net	5,419	3,970
Goodwill	48,978	48,978
Identifiable intangible assets, net	20,902	22,598
Other assets	1,633	1,448
Total assets	$190,677	$194,121

LIABILITIES
Current liabilities:
Current portion of long-term debt and capital lease obligation	$3,299	$3,364
Accounts payable and accrued expenses	12,067	11,569
Settlement processing liabilities	49,218	51,407
Deferred revenue and other current liabilities	120	1,083
Current liabilities before client fund obligations	64,704	67,423
Client fund obligations	47,456	49,288
Total current liabilities	112,160	116,711
Long-term debt and capital lease obligation, net of current portion	12,023	12,700
Deferred income taxes	1,431	845
Other liabilities	607	1,452
Total liabilities	126,221	131,708

Commitments and Contingencies

Redeemable Convertible Preferred Stock	65,654	59,684

Common Stock, subject to possible redemption	4,086	3,520

Stockholders’ Deficit	(5,284)	(791)
Total Liabilities and Stockholders’ Deficit	$190,677	$194,121

JetPay Corporation

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Six Months Ended June 30,
	2018	2017
		(As Adjusted)
Operating Activities
Net income (loss)	$1,141	$(500)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	687	479
Stock-based compensation	344	361
Employee stock purchase plan expense	19	23
Amortization of intangibles	1,696	1,749
Non-cash interest costs	66	67
Change in fair value of contingent consideration liability	(357)	(183)
Loss on disposal of fixed assets	8	110
Deferred income taxes	586	-
Change in operating assets and liabilities	564	(74)
Net cash provided by operating activities	4,754	2,032

Investing Activities
Net decrease in funds held to satisfy client fund obligations	1,832	1,088
Purchase of property and equipment	(1,609)	(1,004)
Net cash provided by investing activities	223	84

Financing Activities
Payments on long-term debt and capital lease obligations	(1,748)	(6,300)
Proceeds from issuance of common stock pursuant to employee stock purchase	51	104
Proceeds from notes payable	405	400
Proceeds from the sale of preferred stock, net of issuance costs	-	825
Deferred financing fees associated with new borrowings	-	(76)
Payment of deferred and contingent acquisition consideration	-	(314)
Net decrease in client funds obligations	(1,832)	(1,088)
Net cash used in financing activities	(3,124)	(6,449)

Net increase (decrease) in cash and restricted cash	1,853	(4,333)

Cash and restricted cash, beginning	8,729	14,713
Cash and restricted cash, ending	$10,582	$10,380